Exhibit 10.1

SECOND OMNIBUS AMENDMENT TO
SENIOR SECURED CONVERTIBLE PROMISSORY NOTES

This Second Omnibus Amendment to Senior Secured Convertible Promissory Notes (this “Second Amendment”) is entered into as of October 1, 2026, by and among Fathom Holdings Inc., a North Carolina corporation (the “Company”), [●] (“[●]”) and [●] (“[●]” and together with [●], each a “Holder” and, collectively, the “Holders”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes (as defined below) or SPA (as defined below), as applicable.

R E C I T A L S

WHEREAS, the Company and Holders are parties to those certain Senior Secured Convertible Promissory Notes, each dated as of September 25, 2024, as amended by that certain Limited Waiver and Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of May 28, 2026 (as amended, each, a “Note” and, collectively, the “Notes”), which were issued as a part of a series of related Senior Secured Convertible Promissory Notes, issued pursuant to that certain Securities Purchase Agreement, dated as of September 25, 2024 (the “SPA”), by and among the Company and each purchaser identified on the signature pages thereto, including Holders;

WHEREAS, in connection with the Company’s ongoing efforts to maximize value for its stakeholders and satisfy its obligations under the Notes, the Company expects to receive certain cash proceeds from one or more Asset Monetization Events (as defined below) undertaken in the ordinary course of the Company’s evaluation of strategic alternatives; and

WHEREAS, the Company and Holders desire to amend certain provisions of the Notes as set forth herein, and Section 7(e) of the Notes provides that any provision of the Notes issued pursuant to the SPA may be amended by a written instrument executed by the Company and Purchasers holding a majority of the then outstanding principal under all Notes issued pursuant to the SPA.

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Company and Holders from a continuing relationship under the Notes and the SPA and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree:

A.    Representations and Warranties. The Company represents and warrants to Holders that: (a) the Company has the full power and authority to execute, deliver and perform its obligations under this Second Amendment, (b) the execution and delivery of this Second Amendment has been duly authorized by all necessary action on behalf of the Company, (c) the representations and warranties contained or referred to in Section 3.1 of the SPA are true and accurate in all material respects (without any duplication of any materiality qualifiers contained therein) as of the date of this Second Amendment, unless such representations or warranties specifically refer to a prior date, in which case they are true and accurate in all material respects (without any duplication of any materiality qualifiers contained therein) as of such prior date, and (d) no Event of Default (or any event that with the passage of time or the giving of notice or both would become an Event of Default) has occurred and is continuing or will result after giving effect to this Second Amendment and the transactions contemplated by this Second Amendment, the Notes and the SPA.

B.    Amendments. The Notes are hereby amended and modified as follows.

1.	The definition of “Maturity Date” as set forth in the second introductory paragraph of the Notes is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means November 1, 2026.

All references to the “Maturity Date” in the Notes, the SPA, and the other Documents (as defined in the SPA) shall be deemed to refer to the Maturity Date as amended hereby.

2.	Section 4(b) of the Notes is hereby amended and restated as follows:

“b)         Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.65, subject to adjustment as set forth herein (the “Conversion Price”). All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period.”

3.	Section 4(e) of the Notes is hereby amended and restated as follows:

“e)         Principal Market Regulation. The Company shall not issue any shares of Common Stock pursuant to the terms of this Note if the issuance of such shares of Common Stock would exceed 19.99% of the issued and outstanding Common Stock on October 1, 2026, or otherwise exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”).”

C.	Asset Monetization Event.

1.    Upon the Company’s receipt of cash proceeds from an Asset Monetization Event consummated prior to the Maturity Date, the Company shall use such proceeds solely for the purposes set forth in Schedule I hereto. For purposes of this Second Amendment, “Asset Monetization Event” means any sale, transfer, disposition, license, or other monetization of any assets, properties, or operations of the Company as described in Schedule II.

2.    In consideration of the payments to be made by the Company pursuant to this Section C and Schedule I hereto, Holders hereby consent to the Asset Monetization Event described in Schedule II and waive all restrictions on such Asset Monetization Event contained in the Documents.

D.    Other.

1.    This Second Amendment and the terms and conditions contained herein, including, without limitation, the amendments contained in Section B hereof, shall take effect upon the execution and delivery hereof by each of the Company and Holders.

2.    During the period from the date hereof until payment in full of all obligations under the Notes, interest on the outstanding principal amount of each Note shall accrue at a rate equal to eighteen percent (18%) per annum (the “Extended Rate”), calculated on the basis of a 360-day year consisting of twelve 30-calendar day periods, in lieu of the interest rate otherwise applicable under Section 2(a) of the Notes. All accrued and unpaid interest at the Extended Rate shall be due and payable in accordance with the payment terms set forth in the Notes.

3.    The Company shall reimburse Holders for all reasonable, documented out-of-pocket legal fees and expenses incurred by Holders in connection with the negotiation, preparation, execution and delivery of this Second Amendment and the transactions contemplated hereby; provided that such reimbursement shall not exceed $5,000 in the aggregate. Such reimbursement shall be paid by the Company within five (5) Business Days following the Company’s receipt of reasonably detailed invoices from Holders’ counsel.

4.    All questions concerning the construction, validity, enforcement and interpretation of this Second Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are an improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Second Amendment or the transactions contemplated hereby.

5.    For all purposes under this Second Amendment, all notices, requests, demands and other communications shall be given in accordance with Section 7(a) of the Notes.

6.    This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Second Amendment by electronic transmission (including by .pdf) shall be effective as delivery of a manually executed counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holders have caused this Second Amendment to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Second Amendment.

COMPANY:

FATHOM HOLDINGS INC. By: Name: Adam Rothstein Title: Interim CEO

HOLDERS: _________________________________